FOR IMMEDIATE RELEASE

HYDE PARK ACQUISITION CORP. ANNOUNCES STRONG
2008 FIRST QUARTER RESULTS FOR ESSEX CRANE RENTAL CORP.

First Quarter 2008 Highlights

•	Total revenue (excluding used rental equipment sales) for the first quarter of 2008 rose 18.5% to $17.2 million from $14.5 million in the first quarter of 2007
•	Rental EBITDA increased 43.4% to $9.2 million from $6.4 million in the first quarter of 2007
•	Equipment rental revenue backlog rose 28.7% to $43.1 million at March 31, 2008 from $33.5 million at December 31, 2007

NEW YORK, NY AND BUFFALO GROVE, IL - June11, 2008 - Hyde Park Acquisition Corp. (OTCBB: HYDQ; HYDQW; HYDQU) (“Hyde Park”) announced today that Essex Crane Rental Corp. (“Essex” or the “Company”), has provided Hyde Park with unaudited financial results for Essex’s first quarter ended March 31, 2008. As announced on March 6, 2008, Hyde Park entered into a definitive agreement to acquire privately-held Essex, a leading North American crawler crane rental company, for total consideration of $210 million.

Essex’s total revenue, which includes revenue from equipment rentals, equipment repair and maintenance and equipment transportation services (but excludes used rental equipment sales), for the first quarter of 2008 rose 18.5% to $17.2 million from $14.5 million in the first quarter of 2007. The increase in revenues was driven primarily by a 29.3% increase in equipment rental revenue to $13.9 million for the quarter ended March 31, 2008 from $10.8 million in the quarter ended March 31, 2007. The increase in equipment rental revenue was generated by increases in the utilization rate for Essex’s fleet as well as increases in rental rates charged for Essex’s equipment. A portion of the increase in rental and utilization rates is attributable to Essex’s $21.7 million investment over the last 12 months in new heavier lift cranes to replace older cranes with lighter lift capacity. Essex’s new heavier lift cranes generate higher utilization and rental rates than their older, lighter lift predecessors.

Rental utilization ratios (using the more conservative “days” method of calculation) also increased for the quarter ended March 31, 2008 from the same period last year. For the quarter ended March 31, 2008, the total number of actual crane rental days equaled 71.8% of the total available days versus 68.1% for the comparable quarter in 2007. The average monthly rental revenue rate increased 27.2% to $19,163 for the three months ended March 2008 from $15,068 for the three months ended March 2007. The increase in average equipment rental rates reflects both rental rate increases and Essex’s continuing efforts to optimize its fleet mix through the purchase of new, heavier lift cranes. The investment in these new heavier lift cranes is being financed in part through the sale of older lighter lift cranes.

Essex’s total cost of revenues (excluding net book value of rental equipment sold) remained constant at $7.6 million for the quarter ended March 31, 2008 as compared to the quarter ended March 31, 2007, despite the 18.5% growth in total revenues. Selling, general and administrative expenses increased by 1.2% from $2.46 million to $2.49 million. Total cost of revenues (excluding net book value of rental equipment sold) and SG&A expenses as a percentage of total revenues (excluding used rental equipment sales) declined to 44.1% and 14.5%, respectively, from 52.5% and 17.0% in the first quarter of 2007. The decrease in expenses as a percentage of total revenue (excluding used rental equipment sales) resulted from Essex's improved overhead management and expense controls as well as improvements in the mix of cranes in Essex's fleet through investment in new heavier lift cranes which drive higher average monthly rental rates.

As a result of the strong revenue growth and the expense control detailed above, rental EBITDA for the three months ended March 31, 2008 increased 43.4% to $9.2 million from $6.4 million for the three months ended March 2007.

Equipment rental revenue backlog increased by 28.7% to $43.1 million at March 31, 2008 from $33.5 million at December 31, 2007, reflecting what Essex’s management believes is continuing strength in Essex’s infrastructure-related end-markets served and its market leading position. Management estimates that based on the Company’s actual equipment rental revenues and Essex’s backlog as of March 31, 2008, approximately 90% of projected 2008 equipment rental revenue has been booked.

Laurence S. Levy, Chairman and CEO of Hyde Park, commented, “Hyde Park is pursuing the acquisition of Essex on the basis of the long-term benefits associated with Essex’s market-leading position serving growing infrastructure-related end markets, as well as the attractive asset value and long useful lives of Essex’s crane fleet. As evidenced by these strong first quarter results, Essex continues to benefit from robust demand conditions prevailing in its end markets, as investments in bridge and road construction, power, water treatment, refineries, alternative energy and similar projects remain strong. In addition to the strong demand conditions, Essex’s management has maintained strict cost control which has contributed to strong profitability for the quarter. Essex also continued to optimize its crane rental fleet by selling under-utilized, older equipment with lighter lifting capacity. As a complement to these sales, during the first quarter of 2008 Essex purchased approximately $9 million of new heavy lift equipment for which demand remains strong and rental rates are attractive relative to lighter lift equipment. These investments are expected to benefit operations and profitability beginning in the second half of 2008 and continuing into 2009 and beyond. Based on Essex’s backlog at March 31, 2008, the pace of new contract-related activity, the addition of new equipment to the fleet and the strength of its end markets, we remain confident in Essex’s ability to achieve or potentially exceed its 2008 projected financial results.”

Conference Call

Hyde Park and Essex’s management team will conduct a conference call to discuss the financial results at 9:00 a.m. ET on Thursday, June 12, 2008. Interested parties may participate in the call by dialing 706-902-1803. Please call in 10 minutes before the call is scheduled to begin, and ask for the Hyde Park/Essex Crane call (conference ID# 51466068).

About Essex Crane Rental Corp. and Hyde Park Acquisition Corp.

Headquartered in Chicago, Essex Crane Rental Corp. is one of North America's largest providers of lattice-boom crawler crane and attachment rental services. With over 350 cranes and attachments in its fleet, Essex supplies cranes for construction projects related to power generation, petro-chemical, refineries, water treatment & purification, bridges, highways, hospitals, shipbuilding, and commercial construction.

Hyde Park Acquisition Corp. was incorporated in Delaware on August 21, 2006 as a blank check company whose objective is to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Hyde Park’s initial public offering was declared effective March 5, 2007 and was consummated on March 13, 2007, resulting in net proceeds of $99.7 million through the sale of 12,937,250 units at $8.00 per unit. Each unit was comprised of one share of Hyde Park common stock and one warrant with an exercise price of $5.00. As of May 31, 2008, Hyde Park held $101.9 million in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination or the liquidation of Hyde Park.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of Hyde Park and Essex and their respective management teams. These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Hyde Park’s and Essex’s expectations include, without limitation, the failure of Hyde Park’s stockholders to approve the acquisition of Essex, the number and percentage of Hyde Park’s stockholders voting against the acquisition of Essex and electing to exercise their conversion rights, changing interpretations of generally accepted accounting principles, costs associated with continued compliance with government regulations, legislation and the regulatory environment, the continued ability of Essex to successfully execute its business plan, demand for the products and services Essex provides, general economic conditions, geopolitical events and regulatory changes, as well has other relevant risks detailed in Hyde Park’s filings with the Securities and Exchange Commission (the “SEC”). Hyde Park and Essex undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

This press release contains unaudited financial measures of performance and liquidity which are not calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that the presentation of these non-GAAΡ financial measures serves to enhance understanding of Essex’s individual operating and financial performance. These non-GÁÁÑ financial measures should be considered in addition to, but not as substitutes for, the most directly comparable US GAAP measures.

Rental EBITDA represents earnings before interest, taxes, depreciation and amortization generated in the ordinary course of business, which does not include sales of equipment. Rental EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income or income from operations as an indicator of Essex’s operating performance, or cash flows from operating activities, as measures of liquidity. Rental EBITDA has been presented as a supplemental disclosure because EBITDA is a widely used measure of performance and basis for valuation. A reconciliation of GAAP income from operations to rental EBITDA is included in the financial tables accompanying this release.

Certain financial information and data of Essex contained in this press release is unaudited and prepared by Essex as a private company, and may not conform to SEC Regulation S-×. Accordingly, such information and data may be adjusted and presented differently in Hyde Park’s definitive proxy statement to solicit stockholder approval of the proposed acquisition.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities. Furthermore, this communication is not a solicitation of proxies from the holders of Hyde Park’s common stock. Any solicitation of proxies will be made only by Hyde Park’s definitive proxy statement that will be mailed to all stockholders of record when available.

Hyde Park, Essex, and their respective directors and officers may be deemed participants in the solicitation of proxies from Hyde Park stockholders. A list of the names of those directors and officers and descriptions of their interests in Hyde Park is contained in Hyde Park’s preliminary proxy statement, which was filed with the SEC as of May 12, 2008, and will also be contained in Hyde Park’s definitive proxy statement when it becomes available. Hyde Park’s stockholders may obtain additional information about the interests of its and Essex’s directors and officers in the proposed acquisition by reading Hyde Park’s definitive proxy statement when it becomes available.

Stockholders are advised to read Hyde Park’s preliminary proxy statement and, when available, definitive proxy statement in connection with the solicitation of proxies for the special meeting because these statements contain, or will contain once available, important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed acquisition of Essex. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Hyde Park Acquisition Corp., 461 Fifth Avenue, 25th Floor, New York, NY 10017. The preliminary proxy statement and definitive proxy statement once available can also be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

### #### ###
Contact:
Hyde Park Acquisition Corp.	-or-	Investor Relations
Laurence S. Levy		The Equity Group Inc.
Chairman & CEO		www.theequitygroup.com
(212) 644-3450
lsl@hphllc.com		Melissa Dixon (212) 836-9613
MDixon@equityny.com
Devin Sullivan (212) 836-9608
DSullivan@equityny.com

Essex Holding LLC and Subsidiary
Statement of Operations Information
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue
Equipment Rental	$13,899,920	$10,750,648
Used Rental Equipment Sales	2,907,889	1,021,168
Transportation	1,912,342	1,786,974
Equipment Repairs and Maintenance	1,341,100	1,934,088
Total revenue	20,061,251	15,492,877

Cost of Revenues
Salaries, payroll taxes and benefits	1,910,728	1,822,742
Depreciation	2,072,610	1,976,524
Net Book value of rental equipment sold	1,495,233	441,307
Transportation	1,642,578	1,323,323
Equipment repair & maintenance	1,474,379	1,983,307
Yard operating expenses	455,374	489,639
Total cost of revenues	9,050,901	8,036,843

Gross Profit	11,010,349	7,456,034

Selling, general & administrative expenses*	2,464,190	2,434,774
Other Depreciation & Amortization	31,389	29,988
Income from Operations	$8,514,771	$4,991,272

Rental EBITDA	$9,206,113	$6,417,923
Total EBITDA	$10,618,769	$6,997,784

Total Revenue	20,061,251	15,492,877
Less: Used rental equipment sales	(2,907,889)	(1,021,168)
Total Revenue (excl. used rental equip. sales)	17,153,362	14,471,709

Total Cost of Revenues	$9,050,901	$8,036,843
Net book value of rental equipment sold	$(1,495,233)	$(441,307)
Total Cost of Revenues (excluding equip. sales)	$7,555,668	$7,595,535
As a % of Total Revenue (excl. equip. sale)	44.1%	52.5%

Selling, general & administrative expenses*	2,464,190	2,434,774
Other Depreciation & Amort. Expenses	31,389	29,988
Total selling, general & administrative expenses	$2,495,579	$2,464,763
As a % of Total Revenue (Excl. equip. sale)	14.6%	17.0%

Average crane rental rate per month	$19,163	$15,068

Utilization Statistics - Cranes:
"Days" Method Utilization	71.8%	68.1%
"Hits" Method Utilization	76.7%	72.6%
(See definitions in the proxy statement filed with SEC)

Rental revenue backlog (12 months forward)	$43,100,000	$28,900,000
Rental revenue backlog at December 31, 2007	$33,500,000

* Selling, general and administrative expenses are for the Company under its current ownership structure and accordingly do not include future public company expenses which have been estimated to equal $2.25 million annually or $562,500 per quarter. However, selling, general & administrative expenses include $214,000 of combined management fees to the majority owner and one time expenses associated with the sale of the Company to Hyde Park.

Reconciliation of Income from Operations
to Total EBITDA and Rental EBITDA
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Income from Operations	$8,514,771	$4,991,272
Add: Depreciation	2,072,610	1,976,524
Add: Other Depreciation & Amortization	31,389	29,988
Total EBITDA	10,618,769	6,997,784
Minus: Used Rental Equipment Sales	(2,907,889)	(1,021,168)
Add: Net Book value of rental equipment sold	1,495,233	441,307
Rental EBITDA	9,206,113	6,417,923